UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________

SCHEDULE 14A

________________

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

IMMUCELL CORPORATION
(Name of Registrant as Specified In Its Charter)

_________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

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ImmuCell Corporation

Notice of Annual Meeting of Stockholders

June 12, 2025

To the Stockholders of ImmuCell Corporation:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of ImmuCell Corporation (the Company) will be held remotely via a live audio webcast as well as a telephone conference call on Thursday, June 12, 2025 at 9:30 AM ET for the following purposes:

1.      Election of Directors:    To elect a Board of Directors to serve until the next Annual Meeting of Stockholders and until their successors are qualified and elected (Proposal One);

2.      Advisory Vote to Approve Executive Compensation:    To consider a non-binding advisory resolution on the Company’s executive compensation program (Proposal Two);

3.      Vote to Increase Shares Reserved for Stock Option Plan:    To consider and act upon a proposal to approve an amendment to the Company’s 2017 Stock Option and Incentive Plan (the 2017 Plan), increasing the number of shares of the Company’s common stock reserved for issuance under such plan by 250,000 shares from 650,000 shares to 900,000 shares (Proposal Three).

4.      Ratification of the Appointment of the Independent Registered Public Accounting Firm:    To ratify the selection by the Audit Committee of the Board of Directors of Wipfli LLP as the Independent Registered Public Accounting Firm for the Company for the year ending December 31, 2025 (Proposal Four); and

5.      Other Business:    To conduct such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof, including approving any such adjournment or postponement, if necessary.

The Board of Directors has fixed the close of business on Monday, April 14, 2025 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors
/s/ Michael F. Brigham
Michael F. Brigham, Secretary
April 25, 2025

The Annual Meeting will be conducted remotely via a live audio webcast as well as a telephone conference call at the date and time listed above. Details on how stockholders can participate in the Annual Meeting will be available at www.immucell.com, including information on how stockholders entitled to vote at the Annual Meeting can vote their shares if they elect not to do so in advance of the Annual Meeting. If you do expect to vote at the Annual Meeting, please contact our Voting Inspector in advance of the meeting at (207) 878-2770 Ext. 0 or via email at mail@immucell.com.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON (THROUGH THE LIVE AUDIO WEBCAST OR THE TELEPHONE CONFERENCE CALL), PLEASE COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE ENCLOSED FOR THAT PURPOSE. THE GIVING OF SUCH PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IF YOU ATTEND THE MEETING IN PERSON (THROUGH THE LIVE AUDIO WEBCAST OR VIA THE TELEPHONE CONFERENCE CALL).

ImmuCell Corporation
56 Evergreen Drive
Portland, ME 04103

PROXY STATEMENT

Annual Meeting of Stockholders to be Held on June 12, 2025

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of ImmuCell Corporation (the Company), a Delaware corporation, of proxies to be voted at the Annual Meeting of Stockholders of the Company to be held at 9:30 AM ET on Thursday, June 12, 2025 remotely via a live audio webcast and telephone conference call, and any and all adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the enclosed proxy card are first being given or sent to stockholders on or about April 25, 2025. Stockholders who execute proxies may revoke them at any time before exercise thereof.

VOTING OF OUTSTANDING COMMON STOCK

Only stockholders of record at the close of business on Monday, April 14, 2025, the record date, are entitled to notice of, and to vote at, the Annual Meeting of Stockholders and at any adjournments thereof. As of such date, there were 8,994,425 shares of common stock of the Company issued and outstanding. Each share is entitled to one vote with respect to all matters to be acted upon at the meeting. The holders of one-third of the shares of the Company’s common stock outstanding and entitled to vote, represented at the meeting in person (during the live audio webcast and telephone conference call) or by proxy, shall constitute a quorum for the transaction of business. Votes cast in person (during the live audio webcast meeting via the telephone conference call link) or by proxy at the meeting will be tabulated by the voting inspector appointed for the meeting.

Our Board of Directors is asking for your proxy. Giving us your proxy means that you authorize the persons named in this proxy to vote your shares at the Annual Meeting in the manner that you direct, or if you do not direct us in your signed proxy, in the manner as recommended by the Board of Directors in this Proxy Statement. You can vote for the director nominees or withhold your vote for one or all nominees. You also can vote for or against the other proposals or abstain from voting. If you request a proxy card, and return your signed proxy card, but do not give voting instructions, the shares represented by that proxy will be voted FOR each proposal.

With regard to the election of directors (Proposal One), votes may be cast in favor or withheld. The nominees for director receiving a plurality of the votes cast by the holders of the common stock represented at the meeting in person or by proxy will be elected. This means that the seven nominees receiving the largest number of votes cast will be elected.

With respect to Proposal Two, the Company is providing you with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of the three executive officers named in the “SUMMARY COMPENSATION TABLE” of this Proxy Statement, as disclosed in accordance with the rules of the Securities and Exchange Commission (SEC). This proposal, which is commonly referred to as “say-on-pay”, is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Securities Exchange Act of 1934 (Exchange Act). The affirmative vote of the holders of a majority of the shares of the Company’s common stock represented at the meeting is required to approve Proposal Two. Abstentions and votes against may be specified on this proposal. Since the approval of Proposal Two requires the approval of the holders of a majority of the shares of the Company’s common stock represented at the meeting, abstentions, broker non-votes (see below) and votes against will have the effect of a negative vote.

With respect to Proposal Three, the Company is providing you with the opportunity to vote to approve an amendment to the Company’s 2017 Stock Option and Incentive Plan to increase the number of shares reserved for issuance pursuant to this plan by 250,000 shares from 650,000 shares to 900,000 shares. The affirmative vote of the holders of a majority of the shares of the Company’s common stock represented at the meeting is required to approve Proposal Three. Abstentions and votes against may be specified on this proposal. Since the approval of Proposal Three requires the approval of the holders of a majority of the shares of the Company’s common stock represented at the meeting, abstentions, broker non-votes (see below) and votes against will have the effect of a negative vote.

Brokers cannot vote on their customers’ behalf on “non-routine” proposals (Proposals One, Two and Three) without voting instructions from their customers. Because brokers require their customers’ direction to vote on such non-routine matters, it is critical that stockholders provide their brokers with voting instructions. If you hold your shares in street name and do not provide voting instructions to your bank, broker or other custodian, your shares will not be voted on Proposals One, Two and Three (a “broker non-vote”). Because a plurality of votes cast will be used to determine the results of the election of directors (Proposal One), abstentions and broker non-votes will have no effect on the outcome of the votes on Proposal One. Abstentions, however, are counted towards establishing a quorum for the Annual Meeting.

With respect to Proposal Four, the Company is providing you with the opportunity to ratify the appointment of our Independent Registered Public Accounting Firm. The affirmative vote of the holders of a majority of the shares of the Company’s common stock represented at the meeting is required to ratify Proposal Four. Abstentions and votes against may be specified on this proposal. Brokers and other record holders have discretion to vote on this proposal in the absence of written instructions from the beneficial holder of shares. Since the ratification of Proposal Four requires the approval of the holders of a majority of the shares of the Company’s common stock represented at the meeting, abstentions and votes against will have the effect of a negative vote.

Approximately 2,265 of our stockholders hold their shares through a stockbroker, bank, trustee, or other nominee (Beneficial Owner), and approximately 572 of our stockholders hold their shares directly in their own name (Stockholder of Record). As summarized below, there are some distinctions between shares held beneficially and those owned of record.

Beneficial Owner:    If your shares are held in a stock brokerage account or by a bank, broker, trustee, or other nominee, you are considered the beneficial owner of shares held in “street name” and these proxy materials are being made available to you through your bank, broker, trustee, or nominee, which is considered the stockholder of record of those shares. As the beneficial owner, you have the right to direct your bank, broker, trustee, or nominee on how to vote the shares you own beneficially, and you are also invited to attend the meeting via the live audio webcast and/or the telephone conference call. Your bank, broker, trustee, or nominee is obligated to provide you with voting instructions for use in instructing the bank, broker, trustee, or nominee how to vote these shares. However, since you are not the stockholder of record, you may not vote these shares unless you have a proxy from the bank, broker, trustee or nominee that is the holder of record of the shares giving you the right as beneficial owner to vote the shares during the live audio webcast meeting via the telephone conference call link. If you do not give instructions to your bank, brokerage firm, trustee or other nominee, they will not be allowed to vote your shares with respect to certain “non-discretionary” proposals, but will be able to vote your shares with respect to certain “discretionary” proposals. The election of directors (Proposal One), the advisory vote to approve executive compensation (Proposal Two) and the vote to approve an amendment to the Stock Option Plan (Proposal Three) are considered to be “non-discretionary” proposals on which banks and brokerage firms may not vote without instructions from the beneficial owner. “Broker non-votes” for “non-discretionary” proposals are votes with respect to shares that are held in “street name” by a bank, brokerage firm, trustee or other nominee that indicates on its proxy that it does not have discretionary authority to vote on a particular matter. The ratification of the appointment of our Independent Registered Public Accounting Firm (Proposal Four) is considered to be a “discretionary” proposal on which banks, brokerage firms, trustees or other nominees may vote in the absence of instructions from the beneficial owner.

Stockholder of Record:    If your shares are registered directly in your name with ImmuCell’s transfer agent, Equiniti Trust Company LLC, you are considered the stockholder of record of those shares and these proxy materials are being made available directly to you by the Company. As the stockholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the live audio webcast meeting via the telephone conference call link.

Voting Results:    The preliminary voting results will be announced at the meeting. The final voting results will be tallied by the voting inspector and reported in a Current Report on Form 8-K, which will be filed with the SEC within four business days after the meeting.

EXPENSES AND SOLICITATION

The cost of preparing, assembling, and mailing the proxy material and of reimbursing banks, brokers, nominees and fiduciaries for the out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of shares held of record by such persons will be borne by the Company. Although the Company reserves the right to do so, the Company does not currently intend to solicit proxies otherwise than by use of the mail, but certain officers, employees and advisors of the Company, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies.

STOCKHOLDER PROPOSALS, DIRECTOR NOMINATIONS AND COMMUNICATIONS

Proposals (other than director nominations, which are addressed in the following paragraph) of stockholders of the Company intended to be presented at the 2025 Annual Meeting of Stockholders must be received by the Company at its principal place of business no later than December 31, 2024 (which date is 120 days prior to the first anniversary of on or about when the 2024 Proxy Statement was first mailed to stockholders) to be eligible for possible inclusion in the Company’s Proxy Statement and form of proxy relating to the 2025 meeting. Certified mail addressed to the Secretary of the Company is advised. No such proposals were received by the Company by December 31, 2024 for inclusion in the Company’s Proxy Statement and form of proxy relating to the 2025 Annual Meeting of Stockholders.

The Nominating Committee of the Board of Directors will consider nominees for director recommended by stockholders, applying the same evaluation standards as it would apply to candidates identified by management, other members of the Board of Directors or the Nominating Committee. Recommendations for director nominees may be sent to the Nominating Committee through the Secretary of the Company. Under the advance notice provisions in the Company’s By-laws, stockholders intending to formally nominate a person for election as a director at the Annual Meeting, as distinguished from recommending a candidate to the Nominating Committee, must notify the Nominating Committee through the Secretary of the Company in writing of this intent not less than 60 nor more than 90 days prior to the first anniversary of the preceding year’s Annual Meeting and meet other requirements set forth in the By-laws. If the date of the Annual Meeting is changed by more than 30 days from such anniversary date, the notice from the stockholder must be received not later than the close of business on the tenth day following the day on which notice of the date of such Annual Meeting was mailed to stockholders. Such notice must comply with the provisions set forth in the By-laws. No such nomination by stockholders was received by the Secretary of the Company for consideration in connection with the 2025 Annual Meeting of Stockholders. A copy of the relevant provisions of the By-laws will be sent to any stockholder who requests these in writing. Such requests should be addressed to the Secretary of the Company.

Stockholders that wish to send communications to the Board of Directors for any reason may do so by mail sent to ImmuCell Corporation, 56 Evergreen Drive, Portland, Maine 04103, Attention: Secretary. The Secretary is responsible for bringing any such communications to the attention of the full Board of Directors at its next regularly scheduled meeting, which is generally quarterly. Additionally, after adjournment of the formal business matters at each year’s Annual Meeting, there is an opportunity for stockholders to communicate directly with the Company’s management and directors. All directors attended the 2024 Annual Meeting of Stockholders virtually and plan to attend the 2025 Annual Meeting of Stockholders virtually.

All shares represented by proxies in the form enclosed herewith will be voted at the meeting and adjournments thereof in accordance with the terms of such proxies and the pertinent statements included herein relative to the exercise of the power granted by said proxies, provided such proxies appear to be valid and executed by stockholders of record entitled to vote thereat and have not previously been revoked. A proxy may be revoked at any time prior to its exercise by the filing with the Secretary of the Company of an instrument revoking such proxy or a duly executed proxy bearing a later date. A stockholder’s proxy will not be voted if the stockholder attends the virtual meeting and elects to vote in person (during the live audio webcast via the telephone conference link). Where the person solicited specifies in his, her or its proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If a stockholder fails to so specify with respect to such proposals, the proxy will be voted FOR the election of the nominees listed in Proposal One, FOR the advisory vote to approve executive compensation outlined in Proposal Two, FOR the vote to approve an amendment to the 2017 Plan in Proposal Three and FOR the ratification of the appointment of the Independent Registered Public Accounting Firm described in Proposal Four.

LEADERSHIP STRUCTURE OF THE BOARD OF DIRECTORS

With approval from the Board of Directors, the Compensation and Stock Option Committee determined that the title of President and CEO should be given to an individual not being the same person holding the title of Chair. The objective of this policy is to avoid a concentration of authority in any one person. Mr. Michael F. Brigham has served as President and CEO since February of 2000. He also served as the Company’s Principal Financial Officer until April of 2025. In April of 2025, the Company hired Mr. Timothy C. Fiori to serve as its Chief Financial Officer. Mr. Brigham is responsible for the day-to-day operations of the Company and for managing the actions of the two other executive officers, as well as those of several senior managers. Since February of 2013, Dr. David S. Tomsche has served as Chair of the Board of Directors, leading the Company as its independent non-executive board chair. Dr. Tomsche works with the CEO in preparing the agenda for each board meeting and presides over all board meetings and meetings of the non-employee directors. He provides advice to the CEO and serves as principal liaison between the board and the CEO. Ms. Bobbi Jo Brockmann has served as Vice President of Sales and Marketing since February of 2015. Ms. Elizabeth L. Williams served as Vice President of Manufacturing Operations from April of 2016 to December 6, 2024. It is the policy of the Board of Directors to have a portion of the meeting without the presence of the executive officers each time that the board or any of its committees meets to assure that candid discussions of business matters are conducted with and without the influence of the executive officers. The board delegates certain authority and responsibility to its committees, as described below.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

During the year ended December 31, 2024, the Board of Directors of the Company held four regular meetings and took action by unanimous written consent one time. The committees of the Board of Directors are the Audit Committee, the Compensation and Stock Option Committee and the Nominating Committee. During the year ended December 31, 2024, each director attended at least 75 percent of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the board on which he or she served (during the periods that he or she served). The board has not set a formal policy for required meeting attendance. A high level of attendance and participation is expected, and to date directors have fulfilled this expectation. At the first meeting of the board following this year’s Annual Meeting, executive officers will be appointed and, effective upon the election of directors at this year’s Annual Meeting, directors will be appointed to serve on the various board committees until the next Annual Meeting and until their successors are elected.

The Board of Directors has established an Audit Committee for the purpose of overseeing the accounting and financial reporting processes of the Company and the audits and reviews of its financial statements. The Audit Committee engages the Company’s Independent Registered Public Accounting Firm, consults with such auditors with regard to audit plans, reviews the annual reports of the independent auditors, oversees the adequacy of the Company’s internal operating procedures and controls, meets with management and the auditors to review quarterly and annual financial results, authorizes the public release of press releases covering financial results, reviews and authorizes quarterly and annual reports filed with the SEC and otherwise oversees compliance with certain legal, ethical and regulatory matters. The development and manufacture of efficacious products with and without regulatory approval is subject to considerable risk. The Audit Committee takes the lead on oversight of credit, liquidity and operational risk, but the entire board, in conjunction with the executive officers, is very involved with reviewing Audit Committee recommendations and making independent assessments of risks in all areas of the Company’s business. The Company does not have a specific risk management department, but the Company’s Director of Finance and Administration, Chief Financial Officer and President and CEO manage and contract for the Company’s insurance coverages in consultation with outside experts, in addition to identifying, managing and monitoring risk in areas not specifically covered by insurance. The Director of Finance and Administration reports to the Chief Financial Officer who reports to the President and CEO, who, in turn, reports to the board. The Audit Committee’s current members are Mr. Gathagan, Mr. Rosgen and Mr. Wainman. Mr. Wainman serves as Chair of the Audit Committee. All members of the Audit Committee meet the heightened independence and expertise requirements for audit committees under applicable SEC and Nasdaq Stock Market rules. The Audit Committee held ten meetings during the year ended December 31, 2024. The Audit Committee Report can be found later in this Proxy Statement, and the “Charter and Powers of the Audit Committee” has been posted on the Company’s website (http://immucell.com/wp-content/uploads/2017/05/charter.pdf). Information on the Company’s website does not constitute part of this Proxy Statement.

The Board of Directors has established a Compensation and Stock Option Committee (Compensation Committee) for the purpose of reviewing and recommending salary, bonus and other benefits for executive officers and directors of the Company. The Compensation Committee is responsible for administering the Company’s 2010 Stock Option and Incentive Plan and the 2017 Stock Option and Incentive Plan. The Compensation Committee’s current members are Ms. Basse, Mr. Rosgen and Dr. Tomsche each of whom are independent directors. Mr. Rosgen serves as Chair of the Compensation Committee. The Compensation Committee held seven meetings during the year ended December 31, 2024. The Compensation Committee does not have a charter but instead operates within the authority provided by the Company’s By-laws and authorizing resolutions adopted by the board. Its recommendations on executive and director compensation are subject to review and final approval by the Board of Directors, a majority of whose members are independent directors. The Compensation Committee considers recommendations from Mr. Brigham, the Company’s President and CEO, relevant to a determination of executive and director compensation, but neither he nor Ms. Brockmann participates in votes of the Compensation Committee or the board in this regard. In recent years, the Compensation Committee has not relied upon outside consultants to assist in its determination of executive or director compensation but has used outside compensation data to establish appropriate pay ranges for key executives.

The Board of Directors has established a Nominating Committee for the purpose of recommending to the full board the number of directors to serve on the board, criteria for board membership and nominees for election to the board. In doing so, the Nominating Committee considers the integrity and relevant business experience of each nominee. The Nominating Committee values diversity, believing that the Company benefits from decision making that includes a range of opinions, points of view and experience. For instance, the Nominating Committee would not want a board comprised only of directors having principally financial expertise or only of directors whose principal experience is in the dairy and beef industries. Likewise, the Nominating Committee believes that a board consisting of all men or all women would not be as strong as a gender-diverse board. While there is always room for improvement, the Nominating Committee believes that it has made substantial progress towards achieving these board diversity goals. To be considered for nomination to the board, a candidate must meet the following minimum criteria: 1) reputation for integrity and high ethical standards, 2) willingness and ability to contribute positively to the Company’s decision-making process, 3) absence of any conflict of interest, or appearance of conflict of interest and 4) commitment to understanding the Company’s business and associated business risks and to devoting adequate time and effort to create value for the Company and its stockholders. All nominees included on this year’s proxy card were recommended by the Nominating Committee and then approved by a vote of the board. The Committee’s current members are Ms. Basse, Mr. Gathagan and Mr. Wainman, each of whom are independent directors. Ms. Basse serves as Chair of the Nominating Committee. The Nominating Committee did not meet by itself during the year ended December 31, 2024, but its recommendation about the seven director nominees to serve on the Board of Directors was acted on unanimously during a meeting of the full Board of Directors. Provisions for stockholders to nominate candidates for election as directors are described above under the caption, “STOCKHOLDER PROPOSALS, DIRECTOR NOMINATIONS AND COMMUNICATIONS”. Upon recommendation of the Nominating Committee, the Board of Directors adopted a charter for the Nominating Committee in December of 2012. This charter sets forth the policy to be utilized by the Nominating Committee in considering nominees identified by management to serve as directors for the Company. The Charter of the Nominating Committee has been posted to the Company’s website (http://immucell.com/wp-content/uploads/2019/04/Nominating-Committee-Charter.pdf). The Nominating Committee applies the same evaluation standards in considering nominees for director recommended by stockholders.

DIRECTOR COMPENSATION

The following table contains information as to the compensation paid by the Company to its non-executive directors for services rendered during the year ended December 31, 2024:

Name	Fees Earned or Paid in Cash	Stock Option Awards(1)(2)	All Other Compensation	Total
Gloria J. Basse	$28,000	$15,800	$0	$43,800
Bryan K. Gathagan	$30,000	$15,800	$0	$45,800
Steven T. Rosgen	$30,000	$15,800	$0	$45,800
David S. Tomsche, D.V.M.	$40,500	$15,800	$0	$56,300
Paul R. Wainman	$30,000	$15,800	$0	$45,800

____________

(1)      This amount represents the total non-cash compensation expense related to stock options granted during the year ended December 31, 2024, which is being expensed over the three-year vesting period from grant date.

(2)      As of December 31, 2024, Ms. Basse had 45,000 stock options outstanding; Mr. Gathagan had 25,000 stock options outstanding; Mr. Rosgen had 30,000 stock options outstanding; Dr. Tomsche had 30,000 stock options outstanding; and Mr. Wainman had 30,000 stock options outstanding.

Officers of the Company, who are also directors, do not receive additional compensation for attendance at Board of Directors’ meetings or committee meetings (and no such employee directors are members of any of the Company’s Committees). Effective January 1, 2022, this annual fee paid to non-employee directors was increased from $24,000 to $28,000. Effective January 1, 2022, compensation for members of the Audit Committee was set at $2,000 per year. Effective January 1, 2013, the additional compensation for the Chair of the Board of Directors was set at $12,000 per year (Dr. Tomsche served as Chair during 2024). All fees paid to directors are paid quarterly. Historically, fees paid to directors were payable on the first day of the quarter during which they were earned. Beginning with the second quarter of 2024, fees paid to directors became payable at the end of the quarter during which they are earned. No other increases in these fees have been made since those noted above.

At the time first appointed to the board, Ms. Basse was granted a non-qualified stock option to purchase 15,000 shares of common stock under the 2017 Stock Option and Incentive Plan with terms similar to those previously granted to all other directors. Ms. Basse’s options have an exercise price equal to $4.81 per share, which was the fair market value of the common stock on the date of grant (June 29, 2020), and vested on June 28, 2023. These options expire if not exercised by June 28, 2025 or, if earlier, within one month (twelve months if in the case of death or disability) after termination of service as a director. On June 17, 2021, each of the then serving outside directors was granted non-qualified stock options to purchase 10,000 shares of common stock under the 2017 Stock Option and Incentive Plan. These options have an exercise price equal to $10.04 per share, which was the fair market value on the date of grant, and they vested on June 16, 2024. These options expire if not exercised by June 16, 2026 or, if earlier, within one month (twelve months in the case of death or disability) after termination of service as a director. On December 15, 2022, each of the then serving outside directors was granted non-qualified stock options to purchase 10,000 shares of common stock under the 2017 Stock Option and Incentive Plan. These options have an exercise price equal to $6.52 per share, which was the fair market value on the date of grant, and they vest on December 14, 2025. These options expire if not exercised by December 14, 2027 or, if earlier, within one month (twelve months in the case of death or disability) after termination of service as a director. At the time first appointed to the board, Mr. Gathagan was granted a non-qualified stock option to purchase 15,000 shares of common stock under the 2017 Stock Option and Incentive Plan with terms similar to those previously granted to all other directors. Mr. Gathagan’s options have an exercise price equal to $5.11 per share, which was the fair market value of the common stock on the date of grant (June 28, 2023), and vest on June 27, 2026. These options expire if not exercised by June 27, 2028 or, if earlier, within one month (twelve months if in the case of death or disability) after termination of service as a director. On September 20, 2024, each of the then serving outside directors was granted non-qualified stock options to purchase 10,000 shares of common stock under the 2017 Stock Option and Incentive Plan. These options have an exercise price equal to $3.60 per share, which was the fair market value on the date of grant, and they vest on September 19, 2027. The options expire if not exercised by September 19, 2029 or, if earlier, with one month (twelve months in the case of death or disability) after termination of services as a director.

INDEMNIFICATION AGREEMENTS

The Company has entered into indemnification agreements with its directors and executive officers in substantially the form approved by the stockholders at the 1989 Annual Meeting, as recently updated. The agreements include procedures for reimbursement by the Company of certain liabilities and expenses which may be incurred in connection with service as a director or executive officer. The Company expects to enter into indemnification agreements with individuals who become directors in the future, as well as such executive officers of the Company as the Board of Directors may from time to time determine.

CODE OF BUSINESS CONDUCT AND ETHICS

In December of 2003, the Board of Directors of the Company adopted a Code of Business Conduct and Ethics (the Code) that applies to all employees of the Company, including the Company’s President and CEO, Chief Financial Officer and Director of Finance and Administration. This Code is a set of written standards that are designed to deter wrongdoing and to promote: (i) honest and ethical conduct, (ii) full, fair, accurate, timely and understandable disclosure in reports filed with the SEC, (iii) compliance with applicable laws, (iv) prompt internal reporting of violations of the Code and (v) accountability for adherence to the Code. On March 19, 2014, the Board of Directors approved several minor revisions to this Code. This Code has been posted on the Company’s website (http://immucell.com/wp-content/uploads/2017/05/2014-Code-of-Business-Conduct-and-Ethics-revision.pdf) and was filed as Exhibit 14 to the Company’s Current Report on Form 8-K dated March 20, 2014. The Company will mail a copy of its Code of Business Conduct and Ethics to any interested party without charge, upon request. Such requests may be made by mail to the Company’s Secretary at ImmuCell Corporation, 56 Evergreen Drive, Portland, Maine 04103.

INSIDER TRADING ARRANGEMENTS AND POLICIES

We have adopted an insider trading policy, which we refer to as the Insider Trading Policy, and related procedures, which govern the purchase, sale and other dispositions of our securities by our directors, officers, employees and other covered persons, as well as by the Company itself. We believe that our Insider Trading Policy and related procedures are reasonably designed to promote compliance with applicable insider trading laws, rules and regulations and the Nasdaq Stock Market listing standards applicable to us. The Insider Trading Policy prohibits our directors, officers, employees and other covered persons from trading in our securities while in possession of material non-public information about us. This Policy also generally prohibits disclosure of material non-public information about us to others, with some limited exceptions. The foregoing summary of the Insider Trading Policy does not purport to be complete and is qualified in its entirety by reference to the full text of the Insider Trading Policy filed with our Annual Report on Form 10-K for the year ended December 31, 2024 as Exhibit 19.

EXECUTIVE COMPENSATION

Under the By-laws, executive officers are elected by the Board of Directors at its first meeting following each Annual Meeting of Stockholders of the Company, and each serves for a one-year term and until his or her successor is chosen and qualified, but all officers are employees of the Company “at will”, and their service may be terminated at any time without payment of severance or similar benefits, except as described below under “EMPLOYMENT AGREEMENTS”. As of the date of this Proxy Statement, the Company has three executive officers, as follows:

MICHAEL F. BRIGHAM:    Information concerning the background and experience of Mr. Brigham and the period during which he has served in his current capacity is set forth below under the caption “ELECTION OF THE BOARD OF DIRECTORS (Proposal One)”.

BOBBI JO BROCKMANN:    Information concerning the background and experience of Ms. Brockmann and the period during which she has served in her current capacity is set forth below under the caption “ELECTION OF THE BOARD OF DIRECTORS (Proposal One)”.

TIMOTHY C. FIORI:    (Age: 46, Officer since: April 2025): Mr. Fiori was elected to serve as Chief Financial Officer effective April 7, 2025. For the past 24 years, Mr. Fiori has held various financial and commercial operating positions at Idexx Laboratories in Westbrook, Maine, most recently as its Senior Director of Finance, Commercial Operations since 2020. He graduated with honors from the University of Maine, Orono with a Bachelor of Science degree in Finance in 2001.

SUMMARY COMPENSATION TABLE

The following table contains information as to the total compensation paid by the Company to its named executive officers for services rendered during the years ended December 31, 2024 and 2023:

Name and Principal Position	Year	Salary	Bonus(1)	Stock Option Awards(2)	All Other Compensation(3)	Total
Michael F. Brigham	2024	$357,592	$0	$0	$35,017	$392,609
President, Chief Executive Officer, Treasurer and Secretary	2023	$355,267	$0	$0	$39,968	$395,235
Bobbi Jo Brockmann	2024	$279,765	$52,537	$0	$32,101	$364,403
Vice President of Sales and Marketing	2023	$268,846	$25,000	$0	$29,675	$323,521
Elizabeth L. Williams	2024	$295,624	$0	$0	$23,289	$318,913
Vice President of Manufacturing Operations	2023	$264,173	$25,000	$0	$22,899	$312,072

____________

(1)      Bonus (or variable compensation) is reported in the year earned, even if paid in the beginning of the next year.

(2)      This amount represents the total non-cash compensation expense related to stock option awards granted during the year that they were earned, which is being expensed over the three-year vesting period from grant date.

(3)      This amount includes Company-paid contributions to a 401(k) Plan, health insurance premiums and life insurance premiums that are available to all employees of similar employment status, if elected. For Mr. Brigham, the 2023 amount includes approximately $8,000 worth of earned and unused paid time off described under “EMPLOYMENT AGREEMENTS” below that was accrued during the first quarter of 2023 and is due to be paid to Mr. Brigham upon his separation from the Company. For Ms. Brockmann, this amount also includes the personal use of a Company-owned vehicle during 2023.

Generally during the first quarter of each year, annual salaries and bonuses for these named executive officers are determined at the discretion of the Compensation and Stock Option Committee. Effective February 26, 2022, the annual salary for Mr. Brigham was increased by 4% to $345,500. Effective February 25, 2023, the annual salary for Mr. Brigham was increased by 3.5% to $357,592. No annual increase was provided to Mr. Brigham for 2024. Effective February 8, 2025, the annual salary for Mr. Brigham was increased by 4% to $371,896. Effective February 26, 2022, the annual salary for Ms. Brockmann was increased by 4% to $261,456, and she was paid $22,500 and awarded 18,000 stock options with an exercise price of $8.15 per share in variable compensation related to her 2021 performance. Effective February 25, 2023, the annual salary for Ms. Brockmann was increased by 3.5% to $270,606, and she was paid a discretionary bonus of $25,000 on March 1, 2023. Effective February 10, 2024, the annual salary for Ms. Brockmann was increased by 4% to $281,430. Effective February 8, 2025, the annual salary for Ms. Brockmann was increased by 4% to $292,687, and she was paid $52,537 in variable compensation related to her 2024 performance. Effective February 26, 2022, the annual salary for Ms. Williams was increased by 4% to $256,575. Effective February 25, 2023, the annual salary for Ms. Williams was increased by 3.5% to $265,555, and she was paid a performance bonus of $25,000 on August 30, 2023. Effective February 10, 2024, the annual salary for Ms. Williams was increased by 4% to $276,177. Effective December 7, 2024, the employment status of Ms. Williams changed from full-time executive to part-time non-executive.

Effective December 1, 2022 through November 30, 2023, the Company contributed approximately $18,400 per year towards the cost of family health insurance coverage for each full-time employee electing this coverage. Effective December 1, 2023 through November 30, 2024, this annual contribution was $20,755. Effective December 1, 2024 through November 30, 2025, this annual contribution is $21,433. Mr. Brigham and Ms. Brockmann elected this coverage. Effective December 1, 2022 through November 30, 2023, the Company contributed approximately $12,600 per year towards the cost of employee and spouse health insurance coverage for each full-time employee electing this coverage. Effective December 1, 2023 through November 30, 2024, this annual contribution was $14,250. Ms. Williams elected this coverage through November 30, 2024, and she did not elect this coverage for the current plan year.

EMPLOYMENT AGREEMENTS

We enter into compensation agreements (which are publicly filed) with our three executive officers. Effective March 28, 2022, we entered into an Amended and Restated Separation and Deferred Compensation Agreement (the “Deferred Compensation Agreement”) with Mr. Brigham (our President and CEO) that superseded and replaced in its entirety a March of 2020 severance agreement between the Company and Mr. Brigham. Upon separation from the Company for any reason, Mr. Brigham’s Deferred Compensation Agreement allows Mr. Brigham to be paid, among other amounts, all earned and unused paid time off (which expense totaling $222,379 was accrued during the first quarter of 2022 and a related accrual of $230,162 was included in accounts payable and accrued expenses on the Company’s balance sheets as of December 31, 2024 and 2023) and to receive up to an additional $300,000 in deferred compensation. This deferred compensation payment vested as to $100,000 on January 1, 2023, an additional $100,000 on January 1, 2024 and an additional $100,000 on January 1, 2025. The vested amount of $300,000 was paid to Mr. Brigham during February of 2025. In addition, upon termination of Mr. Brigham’s employment (a) by the Company other than for cause, (b) due to death or disability or (c) by Mr. Brigham for good reason, in each case as described and defined in the Deferred Compensation Agreement, the Company agrees to pay Mr. Brigham 100% of his then current annual base salary and a lump sum payment equal to the employer portion of the costs of continued health benefits for Mr. Brigham and his covered dependents for a twelve-month period following termination, and certain equity incentive awards granted to Mr. Brigham would continue to vest following such termination in accordance with the terms of the Deferred Compensation Agreement. Incentive Compensation Agreements with Mr. Brigham, Ms. Brockmann (our Vice President of Sales and Marketing) and Ms. Williams (our former Vice President of Manufacturing Operations) allow these executives to earn incentive compensation if certain regulatory and financial objectives are met during the year to which the agreement relates, as specified in their agreements. Amounts related to these incentive compensation agreements are accrued over the period they are earned (when it is probable that the amounts will be earned) based on our best estimate of the amounts expected to be earned.

OUTSTANDING EQUITY AWARDS

Stock options are the only outstanding form of equity awards to the Company’s employees and directors. The following table contains information on stock options held by the Company’s named executive officers that were outstanding as of December 31, 2024:

Name	Number of Shares Underlying Unexercised Stock Options – Exercisable	Number of Shares Underlying Unexercised Stock Options – Unexercisable(1)	Stock Option Exercise Price	Date of Grant	Expiration Date
Michael F. Brigham	25,000	0	$5.84	02/10/2017	02/09/2027
	20,000	0	$7.80	01/08/2018	01/07/2028
	0	1,000	$8.15	06/15/2022	06/14/2032
Bobbi Jo Brockmann	10,000	0	$7.54	12/16/2015	12/15/2025
	10,000	0	$5.84	02/10/2017	02/09/2027
	7,500	0	$7.80	01/08/2018	01/07/2028
	10,000	0	$5.18	12/11/2019	12/10/2029
	0	18,000	$8.15	01/31/2022	01/30/2032
Elizabeth L. Williams	25,000	0	$6.70	04/04/2016	04/03/2026
	10,000	0	$5.84	02/10/2017	02/09/2027
	7,500	0	$7.80	01/08/2018	01/07/2028
	10,000	0	$5.18	12/11/2019	12/10/2029
	0	1,000	$8.15	06/15/2022	06/14/2032

____________

(1)      These stock options become exercisable three years after the date of grant.

Equity Compensation Plan Information

The table below summarizes the common stock reserved for issuance upon the exercise of stock options outstanding under the 2010 Stock Option and Incentive Plan and the 2017 Stock Option and Incentive Plan, as of December 31, 2024 or that could be granted in the future:

	Number of shares to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of shares remaining available for future issuance under stock-based compensation plans (excluding shares reflected in first column of this table)
Equity compensation plans approved by stockholders	664,000	$6.46	151,500
Equity compensation plans not approved by stockholders	—	—	—
Total	664,000	$6.46	151,500

TIMING OF GRANTS OF EQUITY AWARD

Neither the Board of Directors nor the Compensation and Stock Option Committee takes material non-public information into account when determining the timing of equity awards, and we do not time the release of material non-public information based on equity award grant dates. During the last completed fiscal year, the Company did not make any stock option awards to NEOs within the four-business-day period before or the one-business-day period after the filing of any Form 10-K, 10-Q or 8-K containing material non-public information (as defined in Item 402(x) of Regulation S-K). Accordingly, no tabular disclosure under Item 402(x)(2)(i) is required.

PAY VERSUS PERFORMANCE

The following tables and related disclosures provide certain information regarding the relationship between the compensation actually paid to Mr. Brigham, the Company’s President and CEO (CEO), and its other named executive officers (Other NEOs) and the Company’s financial performance, as required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K. This disclosure does not necessarily reflect value actually realized by the executives or how the Compensation Committee evaluates compensation decisions in light of Company or individual performance.

The following table sets forth the following for each of the last three completed fiscal years: (i) the total compensation of the CEO and the average of the total compensation paid to the Other NEOs, as presented in the Summary Compensation Table for such year, (ii) the compensation “actually paid” to the CEO and the average compensation “actually paid” to the Other NEOs, calculated pursuant to Regulation S-K, (iii) our Total Shareholder Return (TSR), illustrating the value, as of the last day of the indicated fiscal year, of an investment of $100 in the Company’s common stock as of December 31, 2020 (approximately 16.81 shares valued at $5.95 per share) and (iv) our net (loss) as reflected in our audited financial statements for the applicable year.

Year(1)	Summary Compensation Table Total for CEO	Compensation Actually Paid to CEO(2)	Average Summary Compensation Table Total for Other NEOs	Average Compensation Actually Paid to Other NEOs(2)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return	Net (Loss) (in thousands)
2024	$392,609	$392,719	$341,658	$342,703	$87	$(2,157)
2023	$395,235	$394,505	$317,797	$310,862	$86	$(5,775)
2022	$599,944	$598,394	$283,810	$301,985	$103	$(2,494)

____________

(1)      The CEO during 2024, 2023 and 2022 was Michael F. Brigham. The Other NEOs for whom the average compensation is presented in this table during 2024, 2023 and 2022 were Bobbi Jo Brockmann and Elizabeth L. Williams.

(2)      The amounts shown as Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually realized or received by the Company’s CEO and Other NEOs. These amounts reflect total compensation as set forth in the Summary Compensation Table for each year, adjusted as described in the table below. Equity values are calculated in accordance with ASC Topic 718.
Year		2022	2023	2024
Summary Compensation Table (SCT) Total for CEO		$ 599,944	$ 395,235	$ 392,609
Deductions	Grant date fair value of stock option awards granted during fiscal year as reported in the SCT	(4,500)	0	0
Additions	Fair value as of year end of outstanding and unvested stock option awards granted during fiscal year	2,950	0	0
	Change in fair value (comparing year end to the end of prior fiscal year) of stock option awards granted in a prior fiscal year that are outstanding and unvested at year end	0	(730)	110
	Fair value of stock option awards on vest date for stock option awards granted and vested during fiscal year	0	0	0
	Change in fair value (comparing the vesting date to the end of the prior fiscal year) of stock option awards granted in a prior fiscal year that vested during the fiscal year	0	0	0
Compensation Actually Paid to CEO		$ 598,394	$ 394,505	$ 392,719

Year		2022	2023	2024
Summary Compensation Table (SCT) Average Total for Other NEOs		$ 283,810	$ 317,797	$ 341,658
Deductions	Grant date fair value of stock option awards granted during fiscal year as reported in the SCT	(2,250)	0	0
	Fair value of stock option awards granted prior to fiscal year that were forfeited during fiscal year	0	0	0
Additions	Fair value as of year end of outstanding and unvested stock option awards granted during fiscal year	28,025	0	0
	Change in fair value (comparing year end to the end of prior fiscal year) of stock option awards granted in a prior fiscal year that are outstanding and unvested at year end	0	(6,935)	1,045
	Fair value of stock option awards on vest date for stock option awards granted and vested during fiscal year	0	0	0
	Change in fair value (comparing the vesting date to the end of the prior fiscal year) of stock option awards granted in a prior fiscal year that vested during the fiscal year	(7,600)	0	0
Average Compensation Actually Paid to Other NEOs		$ 301,985	$ 310,862	$ 342,703

Description of Relationship Between CEO and Other NEO Compensation Actually Paid and Company Total Stockholder Return (TSR)

The following chart sets forth the relationship between Compensation Actually Paid to our CEO, the average of Compensation Actually Paid to Other NEOs, and the Company’s TSR during the three-year period ended December 31, 2024.

Description of Relationship Between CEO and Other NEO Compensation Actually Paid and Net (Loss) of the Company

The following chart sets forth the relationship between Compensation Actually Paid to our CEO, and the average of Compensation Actually Paid to Other NEOs, and the Company’s Net (Loss) during the three-year period ended December 31, 2024.

RELATIONSHIP BETWEEN COMPENSATION ACTUALLY PAID AND THE COMPANY'S NET (LOSS)
700,000
600,000
500,000
400,000
300,000
200,000
100,000
-
-
(1,000,000)
(2,000,000)
(3,000,000)
(4,000,000)
(5,000,000)
(6,000,000)
(7,000,000)
2022
2023
2024
CEO Compensation Actually Paid ($)
Other NEO Average Compensation Actually Paid ($)
Net (loss)

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information known to the Company regarding beneficial ownership of the Company’s common stock as of April 14, 2025 of (i) each person known to the Company to be the beneficial owner of more than five percent of the Company’s common stock, (ii) each of the Company’s directors, (iii) each of the Company’s executive officers named in the “SUMMARY COMPENSATION TABLE” above, (iv) the six largest stockholders listed in this table as a group and (v) all directors and executive officers of the Company as a group:

Name of Beneficial Owner	Shares of the Company’s Common Stock Beneficially Owned(1)	Percent of the Company’s Common Stock Beneficially Owned
Sandra F., Norman H. and Brian L. Pessin(2)	1,182,720	13.1%
Jonathan E. Rothschild(3)	514,003	5.7%
SRK Capital, LLC(4)	502,258	5.6%
Ejnar A. Knudsen III(5)	463,619	5.2%
Michael F. Brigham(6)	261,752	2.9%
David S. Tomsche, D.V.M.(7)	141,797	1.6%
Bobbi Jo Brockmann(8)	64,021	0.7%
Elizabeth L. Williams(9)	53,500	0.6%
Gloria J. Basse(10)	25,000	0.2%
Paul R. Wainman(11)	16,269	0.2%
Steven T. Rosgen(12)	10,000	0.1%
Bryan K. Gathagan(13)	0	0.0%
Timothy C. Fiori	0	0.0%
The six largest stockholders listed in this table as a group(14)	3,066,149	33.9%
Directors and executive officers as a group (8 persons)(15)	518,839	5.6%

____________

(1)      The persons named in the table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, subject to the information contained in the footnotes to this table. The figures in the table include shares of common stock covered by stock options which are currently exercisable or will become exercisable by June 15, 2025.

(2)      The address for the Pessins is 400 East 51st Street, PH31, New York, NY 10022. The Pessins have indicated that each of them has sole voting and dispositive/investment power with respect to the shares of common stock owned by them individually: Norman H. Pessin — 644,019 shares (7.2%), Sandra F. Pessin — 401,819 shares (4.5%) and Brian L. Pessin — 136,882 shares (1.5%).

(3)      The address for Mr. Rothschild is c/o Arterio, Inc., 1061-B Shary Circle, Concord, CA 94518. This figure includes 226,416 shares of common stock held by Arterio Inc., a corporation owned solely by Mr. Rothschild.

(4)      The address for SRK Capital, LLC and SRK Fund I, LP is c/o Sean Kirkwood 206 South Avenue, Suite 8 Media, PA 19063.

(5)      The address for Mr. Knudsen is 212 West Superior, Suite 500, Chicago, IL 60654.

(6)      This figure includes 46,000 vested stock options that are described in the “OUTSTANDING EQUITY AWARDS” table and 11,000 shares of common stock held by the mother of Mr. Brigham.

(7)      This figure includes 6,987 shares of common stock held by immediate family members of Dr. Tomsche. This figure includes 10,000 vested stock options. Dr. Tomsche also holds 20,000 unvested stock options.

(8)      This figure includes 7,466 shares of common stock held by Ms. Brockmann and 1,055 shares of common stock held jointly with her spouse and 55,500 vested stock options that are described in the “OUTSTANDING EQUITY AWARDS” table.

(9)      This figure is comprised of 53,500 vested stock options that are described in the “OUTSTANDING EQUITY AWARDS” table.

(10)    This figure is comprised of 25,000 vested stock options. Ms. Basse also holds 20,000 unvested stock options.

(11)    This figure includes 10,000 vested stock options. Mr. Wainman also holds 20,000 unvested stock options.

(12)    This figure is comprised of 10,000 vested stock options. Mr. Rosgen also holds 20,000 unvested stock options.

(13)    Mr. Gathagan holds 25,000 unvested stock options.

(14)    This figure includes 56,000 vested stock options.

(15)    This figure includes 156,500 vested stock options.

The Company does not permit employees or directors to engage in hedging transactions with respect to the Company’s stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. To the best of the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2024, the Company’s directors, executive officers and greater than ten percent beneficial owners complied on a timely basis with all applicable Section 16(a) filing requirements.

CERTAIN RELATIONSHIPS, RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

David S. Tomsche (Chair of our Board of Directors) is a controlling owner of Leedstone Inc., a domestic distributor of our products (the First Defense® product line and CMT). His affiliated company purchased $567,114 and $231,405 of products from us during the years ended December 31, 2024 and 2023, respectively, all on terms consistent with those offered to other distributors of similar status. Our accounts receivable (subject to standard and customary payment terms) due from this affiliated company aggregated $52,097 and $42,507 as of December 31, 2024 and 2023, respectively.

The President and CEO of the Company is responsible for reviewing related party transactions. To assist with this process, each director is asked to complete an annual questionnaire covering transactions of this nature and other related matters. Regardless of dollar value, all related party transactions are reviewed with the relevant director and with the entire Board of Directors, if necessary.

Except for Mr. Brigham and Ms. Brockmann (both of whom are Company employees), each of the Company’s existing directors qualifies as an “independent director” as defined under the applicable Nasdaq Stock Market rules. Each member of the Company’s Audit Committee, Nominating Committee, and Compensation and Stock Option Committee are independent under the applicable Nasdaq Stock Market rules.

ELECTION OF THE BOARD OF DIRECTORS (Proposal One)

Each of the seven persons listed below has been nominated to serve as a director until the next Annual Meeting of Stockholders and until his or her successor is chosen and qualified. Proxies in the enclosed form which are executed and returned will be voted (unless otherwise directed) FOR election as directors of the nominees listed below:

GLORIA J. BASSE Age: 65 Director since: June 2020

Ms. Basse joined the Board of Directors at the 2020 Annual Meeting of Stockholders and the Compensation and Stock Option Committee at the same time. She joined the Nominating Committee as its Chair in June 2024. Ms. Basse has been the senior executive director of Tonisity International, an animal nutrition company with offices in Ireland, Brazil and the United States, from 2017 to the present. Since 2016, Ms. Basse has been a Senior Associate at the Context Network, a business management and strategy consulting firm providing services to agriculture, biotechnology and food companies. She held various positions at Zoetis Inc. (formerly Pfizer Animal Health) from 1985 to 2015 and most recently served as Vice President of its U.S. pork business. Ms. Basse is a graduate of the University of Wisconsin and earned her Masters in Business Administration from the University of Rochester.

MICHAEL F. BRIGHAM Age: 64 Officer since: October 1991 Director since: March 1999

Mr. Brigham was appointed to serve as President and Chief Executive Officer in February 2000, while maintaining the titles of Treasurer and Secretary, and was appointed to serve as a Director of the Company in March 1999. He previously had been elected Vice President of the Company in December 1998 and had served as Chief Financial Officer since October 1991. He has served as Secretary since December 1995 and as Treasurer since October 1991. Prior to that, he served as Director of Finance and Administration since originally joining the Company in September 1989. Mr. Brigham served as a member of the Board of Directors of the United Way of York County from 2012 to 2019, serving as its Treasurer until June 2016 and as Chair of the Board of Directors for one year and as a member of its Executive Committee. Mr. Brigham served as the Treasurer of the Board of Trustees of the Kennebunk Free Library from 2005 to 2011. He re-joined the Finance Committee of the library in 2012 and continues to serve on that committee presently. Prior to joining the Company, he was employed as an audit manager for the public accounting firm of Ernst & Young in New York City. Mr. Brigham earned his Masters in Business Administration from New York University in 1989 and a Bachelor of Arts degree (with a double major in Economics and Spanish) from Trinity College in Hartford, Connecticut in 1983.

BOBBI JO BROCKMANN Age: 49 Officer since: February 2015 Director since: March 2017

Ms. Brockmann served as a Director of the Company from March 2017 to September 2017 and from January 2018 to the present. She was promoted to Vice President of Sales and Marketing in February 2015. She joined the Company as Director of Sales and Marketing in January 2010. Prior to that, she had been employed as Director of Sales since May 2008 and Sales Manager from February 2004 to April 2008 at APC, Inc. of Ankeny, Iowa, a developer and marketer of functional protein products for animal health and nutrition. Prior to that, she held other sales and marketing positions at APC, W & G Marketing Company, Inc. of Ames, Iowa, The Council for Agricultural Science and Technology of Ames, Iowa and Meyocks Group Advertising of West Des Moines, Iowa after graduating from Iowa State University.

BRYAN K. GATHAGAN Age: 57 Director since: June 2023

Mr. Gathagan joined the Board of Directors in June 2023 and the Audit Committee at the same time. He joined the Nominating Committee in June 2024. He is a founding member of Animalytix LLC serving as its Chief Financial and Chief Technology Officer since it began operations in 2010 and has over 25 years of animal health industry experience. He is also the owner and managing member of broad Thinking, LLC, a management consulting firm. Prior to Animalytix and broad Thinking, he was a senior executive and Vice President of IT and Finance for Intervet, Inc. and oversaw various finance, IT and general business functions from 1998 to 2008, including 3 years in a global role based in The Netherlands. Before entering the animal health industry, he served as a Vice President at MBNA and Norwest Bank responsible for various IT functions and started his career in IT roles at the University of Maryland, Baltimore County (UMBC). He holds a BS in Information Systems Management from UMBC and an MS in Business from Johns Hopkins University.

STEVEN T. ROSGEN Age: 59 Director since: January 2018

Mr. Rosgen was appointed to the Board of Directors in January 2018 and the Audit Committee of the Board of Directors effective April 1, 2018. He became Chair of the Compensation and Stock Option Committee in June 2024. He is President of Strategem Research Inc., founded in 2005. Strategem’s mission is to capture and leverage customer insights when launching new technologies and revitalizing brands that have struggled in the market. Mr. Rosgen specializes in value proposition development and pricing strategy. He has worked with global brands across a range of industries including multiple agricultural sectors (ag informatics, animal health, biotechnology, crop protection, fertilizer, equipment, finance, grain marketing, livestock production, retail and seed technology). Before founding Strategem, Mr. Rosgen was a senior partner with Street Smart Strategic Planning and Research Coordinator for Baker Lovick/BBDO Advertising. He holds a Bachelor of Commerce Degree from the University of Calgary.

David S. Tomsche, D.V.M. Age: 68 Director since: December 2006

Dr. Tomsche was appointed to serve as Chair of the Board of Directors in February 2013. He served on the Nominating Committee of the Board of Directors until September 2017. He served on the Audit Committee from February 2014 through March 2014 and from June 2021 through June 2024. He is a large animal veterinarian and owner of Leedstone Inc. (formerly Stearns Veterinary Outlet, Inc., an animal health distribution and milking system installation company) and of J-t Enterprises of Melrose, Inc., an exporter of ImmuCell products. He also is a dairy producer. He obtained his degrees from the University of Minnesota.

PAUL R. WAINMAN Age: 60 Director since: March 2014

Mr. Wainman was appointed to the Board of Directors on March 31, 2014 and is a member of the Audit and Nominating Committees and serves as Chair of the Audit Committee. He qualifies to serve as a “financial expert” given his background in accounting and finance. Mr. Wainman served as Chief Financial Officer of Hancock Lumber, a 725-employee lumber and building products company located in Casco, Maine, from February 2016 and its President and CFO from January 2020 until, most recently, becoming President and CEO in January 2023. From April 2015 until February 2016, he was a business strategy and financial consultant specializing in the paper and greeting card industry. Prior to that, he was President of Kleinfeld, a personalized wedding stationery company, from September 2013 until April 2015. From 2005 to 2012, he was President and CEO of William Arthur, Inc., a division of Hallmark Cards, where he led a 275-employee manufacturer of luxury stationery products. Prior to that, he served another division of Hallmark Cards as CFO and COO from 1998 to 2004. He obtained a degree in Accounting and Financial Control from Sheffield City University in England and qualified as a Chartered Accountant of England and Wales in 1990.

Each of these individuals brings distinct skills, perspectives and attributes to the Board of Directors. Ms. Basse has extensive animal health marketing experience. Mr. Brigham is an executive officer who has been employed by the Company since 1989 and has a financial and accounting background. Ms. Brockmann is an executive officer who has been employed by the Company since 2010 and has extensive experience in the sales and marketing of products to the dairy and beef industries. Mr. Gathagan has significant experience with information systems and finance as well as relevant animal health industry experience. Mr. Rosgen has a depth of experience in sales and marketing and product branding. Dr. Tomsche is a veterinarian and owner of a distribution outlet of products and services for animals, as well as an investor in and owner of dairy farms, and brings to the board substantial expertise in our industry. Mr. Wainman has extensive managerial and financial training and expertise.

There is no family relationship between any director, executive officer or person nominated or chosen by the Company to become a director or executive officer. Except for Mr. Brigham and Ms. Brockmann (both of whom are Company employees), each of the Company’s existing directors or nominees qualifies as an “independent director” as defined under applicable Nasdaq Stock Market rules. In evaluating the independence of directors, the board did consider the matters described above under the caption “CERTAIN RELATIONSHIPS, RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE”. If any of the individuals named above should not be available for election as contemplated, it is the intention of the persons named in the proxy to vote for such other person or persons as management may recommend. Management has no reason to believe any nominees will be unavailable. Any vacancies that may occur during the year may be filled by the Board of Directors to serve until the next Annual Meeting.

The Board of Directors recommends that you vote FOR the election of the seven nominees listed above.

NON-BINDING, ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION (Proposal Two)

As required by Section 14A of the Exchange Act, which was enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Company is asking its stockholders to approve, on a non-binding, advisory basis, the compensation of its named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC. This proposal is commonly referred to as “say-on-pay.” We currently present such proposal to stockholders on an annual basis.

We maintain a simple executive compensation program that consists almost entirely of base salary and periodic stock option grants, with the possibility of annual discretionary bonuses and some contractually delineated bonus opportunities described above. Annual bonus payments awarded to these named executive officers by the Company since 2020 have been limited to $52,537, $25,000, $22,500 and $12,645 of variable compensation and discretionary bonuses paid to Ms. Brockmann in February of 2025, March of 2023, March of 2022 and February of 2021, respectively, and $25,000 and $5,000 of variable compensation and discretionary bonuses paid to Ms. Williams in August of 2023 and February of 2020. These elements of compensation have been selected by the Compensation and Stock Option Committee (Compensation Committee) because the Compensation Committee believes that they effectively achieve the fundamental goals of our compensation program, which are to attract, motivate, retain and reward exceptionally talented executives; to align executive interests and stockholder interests through an appropriate mix of long-term and short-term incentives; and to maximize the financial efficiency of the program from risk, tax, accounting, and cash flow perspectives.

Except as described above, including under “EMPLOYMENT AGREEMENTS” above, the Company does not provide any compensation or benefit plans to these named executive officers that are not also available to other employees. The Company differentiates among key employees primarily based on size of base salary and size and frequency of stock option grants. Annual compensation decisions for the named executive officers are made by the Compensation Committee based on performance and market-related factors. Features of our compensation program for the named executive officers include the following:

•        A majority of total compensation is fixed but is regularly reviewed and evaluated based on both long-term and short-term corporate performance.

•        As described above under “EMPLOYMENT AGREEMENTS”, the Company has entered into a Deferred Compensation Agreement with Mr. Brigham providing for certain deferred compensation and severance payments to Mr. Brigham under certain circumstances.

•        As also described above under “EMPLOYMENT AGREEMENTS”, the Company has entered into incentive compensation agreements with each of the named executive officers that provide for certain variable compensation if certain financial results and regulatory objectives are achieved.

•        Equity awards, which consist of stock options, generally vest after a three-year period. The Compensation Committee believes that such awards, as well as their vesting schedules, align the interests of key employees and stockholders.

•        From time to time, the Compensation Committee reviews compensation against a peer group (companies of similar size and structure and most often in the same industry) and considers the opinions of independent consultants with regards to the estimated replacement costs for current executive officers to ensure that total compensation is both competitive and appropriate.

•        The Compensation Committee annually reviews risk associated with our compensation program to ensure that our program does not create incentives that would encourage subjecting the Company to risks that are reasonably likely to have a material adverse effect on the Company.

The Company is asking its stockholders to indicate their support for the executive compensation as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the philosophy, policies and practices described in this proxy statement. Our Board of Directors is asking stockholders to approve a non-binding, advisory vote on the following resolution:

RESOLVED, that the compensation paid to the named executive officers of the Company, as disclosed pursuant to Item 402 of Regulation S-K, including the “SUMMARY COMPENSATION TABLE” and “OUTSTANDING EQUITY AWARDS” table, is hereby approved.

As an advisory vote, this proposal is not binding. The outcome of this advisory vote does not overrule any decision by the Company or the Board of Directors (or any committee thereof), create or imply any change to the fiduciary duties of the Company or the Board of Directors (or any committee thereof), or create or imply any additional fiduciary duties for the Company or the Board of Directors (or any committee thereof). However, the Compensation Committee and Board of Directors value the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for these key employees.

The Board of Directors recommends that you vote FOR the approval of the non-binding, advisory resolution on compensation for the named executive officers.

APPROVAL OF AN AMENDMENT TO THE COMPANY’S 2017 STOCK OPTION AND INCENTIVE PLAN (THE 2017 PLAN) (Proposal Three)

In March of 2017, the Board of Directors adopted the 2017 Plan, which was approved by the stockholders in June of 2017. The 2017 Plan is administered by the Compensation and Stock Option Committee of The Board of Directors (the Committee). The Committee in its discretion selects the key employees and other persons eligible to participate, determines the terms of awards, interprets the 2017 Plan, and makes all other determinations for administering the 2017 Plan. Only employees (including executive officers and employee directors) of the Company and such other individuals providing services to the Company as selected by the Committee, which may include non-employee directors, are eligible to participate in the 2017 Plan. All employees of the Company are eligible for participation in the 2017 Plan. The 2017 Plan is intended to advance the Company’s interests by encouraging certain employees and other individuals providing services to the Company to own stock in the Company and to remain employees or service providers of the Company. The 2017 Plan allows for the granting of incentive stock options, non-qualified stock options and stock appreciation rights (“SARs”). No SARs have been granted to date to any person under the 2017 Plan.

On December 23, 2021, the Compensation and Stock Option Committee of the Board of Directors approved an amendment to the 2017 Plan to increase the number of shares of the Company’s common stock reserved for issuance under the 2017 Plan by 350,000 shares from 300,000 shares to 650,000 shares, subject to approval by the stockholders of the Company. As of April 14, 2025, there were 174,500 shares of common stock available for grant under the 2017 Plan. Management believes that the reservation of 250,000 additional shares of common stock for the 2017 Plan is advisable in order to effectively attract and maintain key employees in the future.

The maximum number of shares of the Company’s common stock that may currently be issued pursuant to the 2017 Plan is 650,000 shares, subject to change in the event of subsequent stock splits or other capital changes. If an option that has been granted is subsequently terminated for any reason, such as due to the departure of an employee, the number of shares as to which the terminated option has not been exercised may again become available for the grant of options. During 2024, options to purchase an aggregate of 86,000 shares of common stock were granted to all employees, outside directors and service providers as a group under the 2017 Plan at an average exercise price of $3.91 per share, and options to purchase an aggregate of 35,500 shares of common stock, previously outstanding, were terminated. As of April 14, 2025, options to purchase 457,500 shares were outstanding under the 2017 Plan to 74 employees, 5 outside directors and 2 service providers, of which 174,500 were exercisable. Under the 2017 Plan, 18,000 options to purchase shares have been exercised.

The 2017 Plan provides that certain of the stock options are intended to qualify as “Incentive Stock Options” within the meaning of Section 422 of the Code. Other stock options will be granted as non-qualified stock options. Incentive Stock Options will be issued at an option price no less than the fair market value of the Company’s common stock on the date of grant (110% of fair market value in the case of 10% stockholders). Non-qualified stock options will be issued at an option price equal to no less than 85% of the fair market value of the Company’s common stock at the time the option is issued. Exercise of stock options will be subject to terms and conditions set by the Committee and set forth in the instrument evidencing the stock option. Stock options may be exercised with either cash or, in the discretion of the Committee, shares of common stock or vested stock options. The date of expiration of the stock option will be fixed by the Committee, but may not be longer than ten years from the date of grant (five years in the case of 10% stockholders and non-qualified stock options granted to directors). Upon termination of employment for any reason other than disability or death, all stock options will expire on the earlier of their expiration date or one month following such termination of employment. Upon termination of employment due to disability or death, all stock options will terminate on the earlier of their expiration date or one year following such termination of employment.

An optionee will not recognize income for Federal income tax purposes upon the grant of an Incentive Stock Option. An optionee will also not recognize income upon the exercise of an Incentive Stock Option; however, the difference between the option price and the fair market value of the stock acquired on the date of exercise is an item of tax preference for purposes of the alternative minimum tax. If no disposition of the stock acquired upon the exercise of the Incentive Stock Option occurs until after more than two years after the Incentive Stock Option was granted and more than one year after the transfer of such stock to the optionee, any gain or loss recognized upon such disposition will be treated as long-term capital gain or loss.

The disposition of the stock acquired upon the exercise of an Incentive Stock Option within two years after the Incentive Stock Option was granted or within one year after the transfer of the stock to the optionee will be a disqualifying disposition, and the optionee will generally recognize (i) ordinary compensation income for Federal income tax purposes in an amount equal to the excess of the fair market value on the date of exercise of the stock acquired over the option price and (ii) short or long-term capital gain (depending on how long the stock was held) to the extent the stock is disposed of in a sale or taxable exchange at a price in excess of the value of such stock on the date of exercise. If the amount realized by the optionee upon such a disposition is less than the value of the stock on the date of exercise, then the amount of income realized will be all compensation income and will be limited to the excess amount realized on the sale or exchange over the option price of the stock.

As is the case with an Incentive Stock Option, an optionee will not recognize income for Federal income tax purposes upon the grant of a non-qualified stock option. However, upon the exercise of a non-qualified stock option, an optionee will generally recognize ordinary compensation income in an amount equal to the excess of the fair market value of the common stock on the date of exercise over the option price. Any gain or loss recognized by the optionee on the subsequent disposition of the stock will be capital gain or loss.

The Company will be entitled to a deduction for Federal income tax purposes at the same time and in the same amount as an optionee is required to recognize ordinary compensation income as described above. To the extent that an employee recognizes capital gain as described above, the Company will not be entitled to any deduction for Federal income tax purposes.

As described above, the selection of the employees of the Company who will receive additional grants under the 2017 Plan is to be determined by the Committee in its discretion. Therefore, it is not possible to predict the amounts that will be received by or allocated to particular individuals or groups of employees. During 2024, no stock options were granted to the current executive officers as a group, and options to purchase an aggregate of 86,000 shares were granted to 12 employees (who are not also executive officers), to 5 members of our Board of Directors and to 2 service providers, as a group under the Company’s 2017 Plan.

The last sales price of the Company’s common stock on April 14, 2025 was $5.50 per share as quoted on The Nasdaq SmallCap market.

INTEREST OF CERTAIN PERSONS IN PROPOSAL THREE ABOVE

The approval of the amendment to the 2017 Plan may benefit Mr. Brigham, Ms. Brockmann and Mr. Fiori, executive officers of the Company, and the non-employee directors of the Company because they are eligible for grants under the 2017 Plan.

The Board of Directors recommends that you vote FOR approval of the amendment to the 2017 Plan.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM (Proposal Four)

On March 21, 2025, the Audit Committee appointed Wipfli LLP to serve as our Independent Registered Public Accounting Firm for the year ending December 31, 2025. The Audit Committee’s engagement of this firm was made in accordance with procedures contemplated in that committee’s charter. This decision is expected to be ratified by the Board of Directors at its next regularly scheduled meeting.

Although stockholder approval of the Audit Committee’s selection of Wipfli LLP is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. A representative of Wipfli LLP is expected to be present (virtually) at the Annual Meeting with an opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions during the live audio webcast via the telephone conference call link. If this proposal is not approved at the Annual Meeting, the Audit Committee will reconsider its selection of Wipfli LLP. Even if the appointment is ratified, the Audit Committee, in its discretion, can direct the appointment of a different firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and the stockholders’ best interests.

Principal Accounting Fees and Services

On April 12, 2019, the Audit Committee appointed Wipfli LLP for the first time as its Independent Registered Public Accounting Firm (IRPAF) for the year ended December 31, 2019 beginning with a customary review of the Company’s financial statements as of and for the quarter ended March 31, 2019. On March 20, 2020, the Audit Committee appointed Wipfli LLP as its IRPAF for the year ended December 31, 2020. On March 23, 2021, the Audit Committee appointed Wipfli as its IRPAF for the year ended December 31, 2021. On March 23, 2022, the Audit Committee appointed Wipfli as its IRPAF for the year ended December 31, 2022. On March 22, 2023, the Audit Committee appointed Wipfli as its IRPAF for the year ended December 31, 2023. On March 18, 2024, the Audit Committee appointed Wipfli as its IRPAF for the year ended December 31, 2024. In each case, these appointments were subsequently ratified by the Board of Directors. On March 21, 2025, the Audit Committee appointed Wipfli as its IRPAF for the year ending December 31, 2025. The Board of Directors is expected to ratify this appointment.

Set forth below is a summary of the fees incurred for services rendered by the Company’s Independent Registered Public Accounting Firm, Wipfli LLP, for the years ended December 31, 2024 and 2023:

	2024	2023
Audit Fees(1)	$147,000	$140,000
Audit-Related Fees(2)	23,670	22,800
Total	$170,670	$162,800

____________

(1)      The Audit Fees include fees billed by or accrued for the auditors for their reviews of the quarterly financial statements included in the Company’s Quarterly Reports on Form 10-Q for the first three quarters of each year and their audits of the annual financial statements included in the Company’s Annual Reports on Form 10-K and incidental expenses.

(2)      Audit-Related Fees include fees paid to Wipfli LLP related to Comfort Letters, Bringdown calls, consents and similar activities generally related to the Company’s equity raising activities.

Pre-Approval Policy

In accordance with the procedures set forth in its charter, the Audit Committee pre-approves all auditing services and permitted non-audit services (including the fees and other terms of those services) to be performed for the Company by its Independent Registered Public Accounting Firm. Such approval may be accomplished by approving the terms of the engagement prior to the engagement of the Independent Registered Public Accounting Firm with respect to such services or by establishing detailed pre-approval policies and procedures to govern such engagement. The Audit Committee authorizes management to spend up to $5,000 per year for services that are not anticipated at the time of the engagement, provided that the Audit Committee is promptly informed of such services.

Audit Committee Financial Expert

Mr. Paul R. Wainman, who joined our Board of Directors in March of 2014 and currently serves as Chair of the Audit Committee, and Mr. Bryan K. Gathagan, who joined our Board of Directors in June of 2023, both meet the criteria for “audit committee financial expert” as defined by SEC rules. It is the opinion of the Company’s Board of Directors that the Company addresses its audit functions with a depth of penetration and rigor that meets the intent of the requirements of the Sarbanes-Oxley Act for the following reasons:

•        All three members of the Audit Committee are independent directors, as defined by the SEC and Nasdaq.

•        The three members of the Audit Committee have knowledge of accounting for both their own businesses as well as for the Company.

•        Internal audit work is performed by the Company’s Director of Finance and Administration, its Finance and Administrative Associate and its Manager of Administrative Operations.

•        The Company also continuously reviews, at its own initiative, the expertise of the members of its Board of Directors and its Audit Committee.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors reviews the financial reporting process, the system of internal controls, the audit process and the process for monitoring compliance with certain applicable laws and regulations. The Audit Committee is responsible for selecting and hiring the Independent Registered Public Accounting Firm and meets with those accountants (in person or by telephone) before each quarterly press release concerning the Company’s financial results. The Audit Committee approves the public disclosure and filing with the SEC of the related press releases. After reviewing the quarterly and annual reports that are prepared by management, the Audit Committee authorizes the filing of such reports with the SEC. All members of the Audit Committee meet the heightened independence and expertise requirements for audit committees under applicable Nasdaq Stock Market rules. Mr. Wainman joined the Audit Committee in March of 2014 and serves as its Chair. Mr. Rosgen joined the Audit Committee in April of 2018. Mr. Gathagan joined the Audit Committee in June of 2023. The Audit Committee currently operates under a charter adopted by the board in 2004. The Company has a January 1st to December 31st fiscal year. The Audit Committee met ten times during 2024.

The Audit Committee has reviewed the Company’s audited financial statements for the year ended December 31, 2024 and discussed such statements with management and Wipfli LLP, the Company’s independent registered public accounting firm for 2024. The Audit Committee has discussed with Wipfli LLP various communications that Wipfli LLP is required to provide to the Audit Committee including the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standards No. 1301 (Communication with Audit Committees). The Audit Committee received from Wipfli LLP the written disclosures and the letter required by applicable requirements of the PCAOB concerning independence and has discussed the auditor’s independence with them.

Based on the review and discussions noted above, the Audit Committee recommended to the board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and be filed with the SEC.

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under such Acts.

Submitted by:	Audit Committee
Bryan K. Gathagan
Steven T. Rosgen
Paul R. Wainman, Chair

The Board of Directors recommends that you vote FOR the ratification of Wipfli LLP as the Company’s Independent Registered Public Accounting Firm for the year ending December 31, 2025.

OTHER BUSINESS

The management of the Company does not know of any business not specifically referred to above as to which any action is expected to be taken at the meeting. However, if any business other than those items referred to above properly comes before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment on such matters.

By Order of the Board of Directors
/s/ Michael F. Brigham
Michael F. Brigham, Secretary
April 25, 2025

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2024, WHICH INCLUDES THE COMPANY’S FINANCIAL STATEMENTS, ACCOMPANIES THIS PROXY STATEMENT. COPIES OF THE EXHIBITS TO THE 2024 ANNUAL REPORT ON FORM 10-K ARE AVAILABLE UPON WRITTEN REQUEST TO THE FOLLOWING ADDRESS: INVESTOR RELATIONS, IMMUCELL CORPORATION, 56 EVERGREEN DRIVE, PORTLAND, ME 04103.

IMMUCELL CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF

DIRECTORS FOR THE ANNUAL MEETING OF

STOCKHOLDERS TO BE HELD ON JUNE 12, 2025

The undersigned stockholder(s) of ImmuCell Corporation (the Company), do(es) hereby appoint Mr. Michael F. Brigham and Ms. Elizabeth S. Toothaker, or either of them, true and lawful proxy or proxies, with full power of substitution in each, for and in the name of the undersigned to vote all shares of common stock, par value $0.10 per share, of the Company outstanding in the name(s) of the undersigned at the Annual Meeting of Stockholders of the Company to be held virtually via a live audio webcast as well as a telephone conference call on Thursday, June 12, 2025 at 9:30 a.m. local time, and at any and all adjournments thereof, with all the powers the undersigned would possess if personally present, hereby revoking all previous proxies. This Proxy is revocable. The undersigned reserve(s) the right to attend and vote at the virtual meeting.

Said proxies are directed to vote as indicated on the following proposals put forth by the Company:

1.     ELECTION OF DIRECTORS (Proposal One):

Nominees:	Օ GLORIA J. BASSE
Օ MICHAEL F. BRIGHAM
Օ BOBBI JO BROCKMANN
Օ BRYAN K. GATHAGAN
Օ STEVEN T. ROSGEN
Օ DAVID S. TOMSCHE
Օ PAUL R. WAINMAN

FOR all nominees listed above ☐

WITHHOLD AUTHORITY for all nominees listed above ☐

FOR ALL EXCEPT ☐

(See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

2.     ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION: To approve a nonbinding advisory resolution on the Company’s executive compensation program (Proposal Two):

FOR	AGAINST	ABSTAIN
☐	☐	☐

3.     AMENDMENT TO 2017 STOCK OPTION AND INCENTIVE PLAN (THE 2017 PLAN): Vote on whether to increase the number of shares reserved for the 2017 Plan by 250,000 shares from 650,000 to 900,000 (Proposal Three):

FOR	AGAINST	ABSTAIN
☐	☐	☐

4.     INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM: To ratify the selection by the Audit Committee of the Board of Directors of Wipfli LLP as Independent Registered Public Accounting Firm for the year ending December 31, 2025 (Proposal Four):

FOR	AGAINST	ABSTAIN
☐	☐	☐

5.     OTHER BUSINESS: To vote with discretionary authority upon any other matters which may properly come before the meeting or any adjournment thereof.

Each stockholder should specify by a mark in the appropriate box above how he, she or it wishes his, her or its shares voted. Shares will be voted as specified. IF NO SPECIFICATION IS MADE ABOVE, SHARES WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL ONE ABOVE, FOR THE ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION DESCRIBED IN PROPOSAL TWO ABOVE, FOR THE PROPOSAL TO INCREASE THE NUMBER OF SHARES RESERVED FOR THE 2017 PLAN DESCRIBED IN PROPOSAL THREE ABOVE AND FOR THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM DESCRIBED IN PROPOSAL FOUR ABOVE.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

PLEASE CHECK HERE IF YOU ARE PLANNING TO ATTEND THE ANNUAL MEETING VIA THE LIVE AUDIO WEBCAST OR TELEPHONE CONFERENCE CALL. ☐

Dated: . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . , 2025

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Signature(s) of Stockholder(s)

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by an authorized person.